EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 1/5/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-2.48%	-2.48%	-2.48%
Class B Units	-2.49%	-2.49%	-2.49%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JANUARY 5, 2007

The Grant Park Futures Fund sustained trading losses during the first week of the year. Positions in the currency sector were responsible for the majority of setbacks; positions in the stock indices and metals also sustained losses. Gains came from positions in the energy sector.

Long positions in the currency sector were dealt losses as the U.S. dollar staged a strong rally during the opening session of the New Year. Early in the week the dollar appreciated against virtually all of its major trading partners in response to a stronger-than-expected consensus on the U.S. manufacturing sector and continued higher on Friday after it was reported that the U.S. economy added 167,000 jobs in December. Economists had expected payrolls to grow by 100,000 and the data caused investors to reconsider whether the U.S. Federal Reserve Bank would be in a position to lower short-term interest rates in the first half of 2007. By the end of the week the greenback gained 1.6% against the Swiss franc, 1.5% against the British pound and 1.4% versus the euro resulting in losses for long positions in those currencies. Short positions in the dollar index also reported losses. Positions in the cross-rates experienced losses as renewed speculation of a rate hike by the Bank of Japan pushed the Japanese yen higher relative to the pound and euro.

The data on U.S. payrolls resulted in losses for long positions in the stock indices as investors interpreted the data to be inflationary. The S&P Composite Index fell 12 points for the week on speculation that an easing of U.S. interest rates may not happen anytime soon. Long positions in the Tokyo Nikkei also reported losses as speculation of a coming rate hike by the Bank of Japan pushed share prices lower. The Australian SPI and Paris CAC also closed lower causing losses for long positions.

Positions in the metals sector sustained losses as prices for base and precious metals plunged during the week. The strength in the U.S. dollar was partially responsible for the weakness in the dollar-denominated metals, according to analysts. Commentators also suggested that prices fell after rises in inventories caused investors to take profits on long positions. Long positions in the aluminum market incurred losses as the metal fell 7.1% for the week; gold was $31.10 lower at $606.90 per ounce.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

Lastly, short positions in the energy sector reported profits for the week. Crude oil fell $4.74, settling the week at $56.31 per barrel as continued mild weather across the U.S. resulted in increased inventories. Short positions in heating oil and unleaded gasoline were also profitable.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com